Exhibit 23.5

March 17, 2025

Alpha Star Acquisition Corporation

100 Church Street, 8th Floor

New York, NY 10007

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 12, 2024, to the Board of Directors of Alpha Star Acquisition Corporation (“Alpha Star”) as Annex E to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving Xdata Group, OU XDATA GROUP and Alpha Star, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Xdata Group and OU XDATA GROUP (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CHFT Advisory and Appraisal Limited

CHFT Advisory and Appraisal Limited